EXHIBIT 4.6

FIRST AMENDMENT TO CONTINUING AGREEMENT

dated as of September 6, 2018

Goldman Sachs Bank USA
200 West Street
New York, New York 10282
Attention: Iva Vukina

Ladies and Gentlemen:

Reference is made to the Continuing Agreement for Standby Letters of Credit dated as of September 11, 2017 (the “Continuing Agreement”) among The Sherwin-Williams Company, an Ohio corporation, as the Company, and Goldman Sachs Bank USA (“Goldman”). Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Continuing Agreement.

The Company hereby requests that the Continuing Agreement be amended as provided below.

Section 1. First Amendment to Continuing Agreement. The parties agree that, subject to the satisfaction of the conditions precedent to effectiveness set forth in Section 2 below and on and as of the Continuing Agreement First Amendment Effective Date (as defined below), the Continuing Agreement is hereby amended as follows:

(i)The second paragraph of the Preamble of the Continuing Agreement is hereby amended by replacing the words “not to exceed at any time the available amount of the Security Letter of Credit, in accordance with the terms and conditions hereof.” with the words:

“not to exceed at any time (i) the amount then available under the Security Letter of Credit or (ii) the amount scheduled to be available from time to time under the Security Letter of Credit, giving effect to any scheduled reductions in the amount of the Security Letter of Credit that are scheduled to take effect while any one or more of such Credits are outstanding, substantially in accordance with the terms and conditions hereof.”
(ii)Clause (a) of Section 1 of the Continuing Agreement is hereby amended and restated in its entirety to read as follows:

“(a) the delivery to Goldman of the Security Letter of Credit, which shall on the date of any LC Event (i) have an available amount not less than the sum of (A) the aggregate amount of the Credits outstanding on such date, plus (B) the aggregate amount of Drafts, if any, not reimbursed by or on behalf of the Applicant on such date, plus (C) the amount of any Credit that (or of any increase in the available amount of any Credit) that the Applicant has requested Goldman to issue on such date (the sum of clauses (A), (B) and (C) being the “Exposure Amount”), and (ii) be scheduled, in accordance with its terms and conditions and giving effect to any scheduled reductions in the amount of the Security Letter of Credit that are scheduled to take effect from time to time during the term of such Credit, to at all times have an available amount during the term of such Credit not less than the sum of (x) the aggregate amount of the Credits scheduled, in accordance with their respective terms and conditions, to be outstanding during such term both before and after giving effect to such LC Event plus (y) the amount referred to in the foregoing clause (B);”
(iii)The defined term “Business Day” set forth in Section 26 of the Continuing Agreement is hereby amended by replacing the words “Irving, Texas” with the words “Dallas, Texas”.

(iv)The first sentence of Section 19 of the Continuing Agreement is hereby amended and restated in its entirety to read as follows:

“Notices shall be effective, if to Applicant, when sent to its address indicated below the signature line and, if to Goldman, when received at Goldman Sachs Bank USA, 200 West Street, New York, New York 10282, Attention: Iva Vukina or as to either, such other address as either may notify the other in writing.”
(v)Goldman’s address for payment under Section 4 of the Continuing Agreement is hereby amended and restated in its entirety to read: “Two Penns Way, Suite 110, New Castle, Delaware 19720”; and

(vi)Goldman’s address wherever else it may appear in the Continuing Agreement as amended is hereby amended and restated in its entirety to read: “2001 Ross Avenue, 29th Floor Dallas, TX 75201”.

Section 2. Conditions to Effectiveness. Section 1 of this First Amendment to Continuing Agreement (this “First Amendment to Continuing Agreement”) shall be effective as of September 6, 2018 (the “Continuing Agreement First Amendment Effective Date”) when and if Goldman and the Company shall each have received executed counterparts of this First Amendment to Continuing Agreement.

Goldman shall provide the Company prompt written notice of the occurrence of the Continuing Agreement First Amendment Effective Date.

Section 3. Representations and Warranties. The Company represents and warrants that (i) the representations and warranties set forth in Section 14 of the Continuing Agreement, as amended hereby (referring to Article III of the Credit Agreement, with each reference to “this Agreement”, “hereunder”, “hereof” and words of like import in the Credit Agreement being deemed to be a reference to this First Amendment to Continuing Agreement and the Continuing Agreement, as amended hereby), are true and correct in all material respects on and as of the date hereof as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this First Amendment to Continuing Agreement, that constitutes a Default.

Section 4. Effect on the Continuing Agreement. The execution, delivery and effectiveness of this First Amendment to Continuing Agreement shall not operate as a waiver of any right, power or remedy of Goldman under the Continuing Agreement, or constitute a waiver of any provision of the Continuing Agreement. Except as expressly amended in this First Amendment to Continuing Agreement, the Continuing Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This First Amendment to Continuing Agreement shall be binding on the parties hereto and their respective successors and permitted assigns under the Continuing Agreement.

Section 5. Costs, Expenses and Taxes. The Company agrees to pay promptly all of Goldman’s reasonable out-of-pocket costs and expenses in connection with the preparation, execution and delivery of this First Amendment to Continuing Agreement and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of Goldman’s counsel with respect thereto.

Section 6. Miscellaneous. This First Amendment to Continuing Agreement shall be subject to the provisions of Sections 19, 23, 24, 25, and 27 of the Continuing Agreement, each of which is incorporated by reference herein, mutatis mutandis.

If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this First Amendment to Continuing Agreement by facsimile or e-mail to Annie Sinofsky (fax no. 212-377-6077 / e-mail: fsinofsky@mosessinger.com) and (ii) promptly thereafter executing and returning four (4) original counterparts to this First Amendment to Continuing Agreement by overnight mail to Moses & Singer LLP, 405 Lexington Avenue, New York, NY, 10174, Attention: Annie Sinofsky.

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Very truly yours,

THE SHERWIN-WILLIAMS COMPANY,
as Company

By:      /s/ Jeffrey J. Miklich
    Name: Jeffrey J. Miklich
Title: Vice President and Treasurer

Consented and Agreed to:

GOLDMAN SACHS BANK USA,

By:     /s/ David C. Bear
Name: David C. Bear
Title: Authorized Signatory